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                                                                    EXHIBIT 12.1

                                 POPULAR, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                FOR THE NINE MONTHS
                                       ENDED
                            ---------------------------                      YEAR ENDED DECEMBER 31,
                            SEPTEMBER 30,  SEPTEMBER 30,  --------------------------------------------------------------
                                2003           2002          2002         2001         2000         1999         1998
                            -------------  -------------  ----------   ----------   ----------   ----------   ----------
Income before income
  taxes...................   $  465,714     $  357,741    $  469,436   $  409,114   $  375,748   $  340,224   $  306,691
Fixed charges:
  Interest expense........      558,416        632,880       843,467    1,018,877    1,167,396      897,932      778,692
  Estimated interest
    component of net
    rental payments.......       12,677         10,632        15,123       14,176       13,110       10,970        8,817
  Total fixed charges
    including interest on
    deposits..............      571,093        643,512       858,590    1,033,053    1,180,506      908,902      787,509
  Less: Interest on
    deposits..............      262,964        329,349       431,128      518,168      529,373      452,215      411,492
  Total fixed charges
    excluding interest on
    deposits..............      308,129        314,163       427,462      514,885      651,133      456,687      376,017
Income before income taxes
  and fixed charges
  (including interest on
  deposits)...............   $1,036,807     $1,001,253    $1,328,026   $1,442,167   $1,556,254   $1,249,126   $1,094,200
Income before income taxes
  and fixed charges
  (excluding interest on
  deposits)...............   $  773,843     $  671,904    $  896,898   $  923,999   $1,026,881   $  796,911   $  682,708
Preferred stock
  dividends...............        6,941          2,510         2,510        8,350        8,350        8,350        8,350
Ratio of earnings to fixed
  charges
  Including Interest on
    Deposits..............          1.8x           1.6           1.5          1.4          1.3          1.4          1.4
  Excluding Interest on
    Deposits..............          2.5x           2.1           2.1          1.8          1.6          1.7          1.8
Ratio of earnings to fixed
  charges & Preferred
  Stock Dividends
  Including Interest on
    Deposits..............          1.8x           1.5           1.5          1.4          1.3          1.4          1.4
  Excluding Interest on
    Deposits..............          2.5x           2.1           2.1          1.8          1.6          1.7          1.8
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